Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of this 30th day of August 2019 (the “Effective Date”), by and between 55 CAMBRIDGE PARKWAY, LLC, a Delaware limited liability company, having an address c/o Invesco Real Estate, 1166 Avenue of the Americas, New York, New York 10036, as landlord (“Landlord”), and CARGURUS, INC., a Delaware corporation, having an address at Two Canal Park, Suite 4, Cambridge, MA 02141, as tenant (“Tenant”).

WHEREAS, Landlord and Tenant are landlord and tenant, respectively, under that certain Office Lease Agreement dated as of March 11, 2016, as amended by that certain First Amendment to Lease (the “First Amendment”) dated as of July 30, 2016 (as amended, the “Lease”), for certain premises in the building located at 55 Cambridge Parkway, Cambridge, Massachusetts (the “Building”), containing approximately 51,923 rentable square feet in the aggregate (collectively, the “Existing Premises”), consisting of (i) approximately 15,267 rentable square feet of space on the fifth (5th) floor of the West Wing of the Building (the “Existing Fifth Floor West Wing Premises”),  (ii) approximately 15,267 rentable square feet on the sixth (6th) floor of the West Wing of the Building (the “Existing Sixth Floor West Wing Premises”) and (iii) approximately 21,389 rentable square feet of space on the fifth (5th) floor of the East Wing of the Building (the “Existing Fifth Floor East Wing Premises”), all as further described in the Lease.

WHEREAS, the parties desire to (i) add to the Existing Premises (a) approximately 15,300 additional rentable square feet of space on the third (3rd) floor of the West Wing of the Building and (b) approximately 21,389 additional rentable square feet of space on the sixth (6th) floor of the East Wing of the Building; and (ii) amend the Lease in certain other respects, all as hereinafter set forth.  Capitalized terms not defined herein shall have the same meanings ascribed to them in the Lease.

WITNESSETH

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Inclusion of Additional Premises.

(i)Effective as of the Third Floor West Wing Premises Commencement Date (as hereinafter defined), there shall be added to the Premises under the Lease the space shown on Exhibit A-1 hereto, which space consists of approximately 15,300 rentable square feet of floor area on the third (3rd) floor of the West Wing of the Building (the “Third Floor West Wing Premises”).

(ii)Notwithstanding any provisions of the Lease to the contrary, the Original Term of the Lease for the Third Floor West Wing Premises shall be the period commencing on the date that the existing lease to MediaMath (as hereinafter defined) for the Third Floor West Wing Premises has terminated and MediaMath has vacated the Third Floor West Wing Premises (the “Third Floor West Wing Premises Commencement Date”), which is estimated to occur on or about October 1, 2019, and ending on August 31, 2023 at 5:00 pm local time (the “Third Floor West Wing Premises Original Term”).

(iii)Effective as of the Sixth Floor East Wing Premises Commencement Date (as hereinafter defined), there shall be added to the Premises under the Lease the space shown on Exhibit A-2 hereto, which space consists of approximately 21,389 rentable square feet of floor area on the sixth (6th) floor of the East Wing of the Building (the “Sixth Floor East Wing Premises”).

The Original Term of the Lease for the Sixth Floor East Wing Premises shall be the period commencing on the day after the date that the existing lease to IHS (as hereinafter defined) for the Sixth Floor East Wing Premises expires (i.e., December 31, 2020) and IHS has vacated the Sixth Floor East Wing Premises (the “Sixth Floor East Wing Premises Commencement Date”), and ending on January 31, 2025 at 5:00 pm local time (the “Sixth Floor East Wing Premises Original Term”).  Notwithstanding the foregoing, in the event that Landlord and IHS enter into an early termination agreement for IHS’s existing lease and Landlord is able to deliver the Sixth Floor East Wing Premises earlier pursuant to the terms thereof, then Landlord shall have the right to accelerate the Sixth Floor East Wing Premises Commencement Date upon sixty (60) days’ advance written notice to Tenant, and the accelerated date set forth in such notice shall be deemed to be the Sixth Floor East Wing Premises Commencement Date for all purposes herein.

(iv)The Sixth Floor East Wing Premises and the Third Floor West Wing Premises are hereinafter collectively referred to as the “Additional Premises”. Except as otherwise provided herein and except to the extent inconsistent herewith, all terms and provisions of the Lease shall be applicable to Tenant’s leasing of the Additional Premises, except that (i) Exhibit D of the Lease shall not be applicable to Tenant’s leasing of the Additional Premises and (ii) Exhibit E of the Lease shall not be applicable to Tenant’s leasing of the Additional Premises.

(v)Notwithstanding anything to the contrary in the Lease, the Original Term of the Lease with respect to the Existing Premises shall be extended to be coterminous with the Sixth Floor East Wing Premises Original Term.  Accordingly, (A) the Original Term of the Lease with respect to the Existing Fifth Floor West Wing Premises and the Existing Sixth Floor West Wing Premises is hereby extended beyond the current term expiring on November 30, 2022, for the period commencing on December 1, 2022 and ending on January 31, 2025, and (B) the Original Term of the Lease with respect to the Existing Fifth Floor East Wing Premises is hereby extended beyond the current term expiring on January 31, 2024, for the period commencing on February 1, 2024 and ending on January 31, 2025.  The Existing Premises are being leased to Tenant hereunder in their “AS-IS,” “WHERE-IS” condition as of the Effective Date.

2.Delivery Condition for Additional Premises; Landlord’s Allowance for Additional Premises.  Tenant hereby acknowledges and agrees that it shall accept the Additional Premises in their “AS-IS” condition as of the date of this Amendment, with the Building’s Systems (as defined in the Lease) serving the Additional Premises in good working condition, and Landlord shall have no obligation to perform any work therein (including, without limitation, the construction of any tenant finish-work or other improvements therein), and Landlord shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein other than the Landlord’s Third Floor West Wing Premises Allowance and the Landlord’s Sixth Floor East Wing Premises Allowance (as such terms are defined in Exhibit B hereto) pursuant to the terms and provisions of Exhibit B hereto.  Landlord shall deliver the Sixth Floor East Wing Premises in vacant condition on the Sixth Floor East Wing Premises Commencement Date.

Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that Tenant and MediaMath have agreed that MediaMath will convey to Tenant certain furniture located within the Third Floor West Wing Premises and set forth on the inventory attached hereto as Exhibit C to the extent such items are shown in white thereon, and with respect to the items shown in red thereon, only to the extent that Exhibit C expressly notes that MediaMath is not taking or removing all of such red items (collectively, the “MediaMath Furniture”), which MediaMath Furniture shall remain in the Third Floor West Wing Premises on the Third Floor West Wing Premises Commencement Date without Landlord or MediaMath being obligated to remove the same from the Third Floor West Wing Premises.  Tenant further acknowledges that Landlord makes no warranty, guaranty, or representation concerning the ownership, nature, fitness, or condition of the MediaMath Furniture and Tenant accepts them in “as is” condition with all faults and defects, and that Landlord shall not maintain any insurance covering the MediaMath Furniture and shall have no liability to Tenant with respect to the MediaMath Furniture.  Tenant shall be obligated to remove, at Tenant’s sole cost and expense, any then remaining MediaMath Furniture from the Third Floor West Wing Premises upon the expiration or earlier termination of this Lease with respect to the Third Floor West Wing Premises.

Notwithstanding anything to the contrary contained herein, Tenant acknowledges that:

(a) (i) all or a portion of the Third Floor West Wing Premises are currently occupied by MediaMath, Inc., a Delaware corporation (“MediaMath”), (ii) Landlord shall not be liable to Tenant for failing to deliver the Third Floor West Wing Premises, or any portion thereof, to Tenant by any particular date, and (iii) Tenant shall not have the right to terminate the Lease for Landlord’s failure to timely deliver the Third Floor West Wing Premises, or any portion thereof, to Tenant by any particular date, but shall accept delivery of such Third Floor West Wing Premises when delivered by Landlord; provided, however, that if MediaMath fails to vacate by December 1, 2019, Landlord agrees to use reasonable efforts to obtain possession of the Third Floor West Wing Premises; and

(b) (i) all or a portion of the Sixth Floor East Wing Premises are currently occupied by IHS Global Inc., a Delaware corporation (“IHS”), (ii) Landlord shall not be liable to Tenant for failing to deliver the Sixth Floor East Wing Premises, or any portion thereof, to Tenant by any particular date, and (iii) Tenant shall not have the right to terminate the Lease for Landlord’s failure to timely deliver the Sixth Floor East Wing Premises, or any portion thereof, to Tenant by any particular date, but shall accept delivery of such Sixth Floor East Premises when delivered by Landlord.  Notwithstanding the foregoing, in the event that Landlord has not delivered the Sixth Floor East Wing Premises to Tenant in vacant condition by February 1, 2021 (as extended for any delays caused by Tenant or force majeure), then as Tenant’s sole remedy therefor, the Sixth Floor East Wing Premises Rent Commencement Date (as defined in Section 4(c) below) shall be further postponed for a period equal to the number of days after February 1, 2021 until the delivery of the Sixth Floor East Wing Premises in vacant condition.

3.Base Years for Additional Premises.  Notwithstanding anything to the contrary contained in the Lease, the Base Year for Operating Costs for the Additional Premises shall be calendar year 2020, and the Tax Base Year for the Additional Premises shall be the period of July 1, 2019 through June 30, 2020.  The Base Years for the Existing Premises shall remain as set forth in the Lease.

4.Amendments to the Lease.

(a)Premises.

(i)

Effective as of the Third Floor West Wing Premises Commencement Date, the first sentence of the definition of “Premises” in the Basic Lease Information Section of the Lease shall be amended in its entirety to read as follows:

“Premises:

Approximately 67,223 rentable square feet, consisting of (i) 15,267 rentable square feet of space on the fifth (5th) floor of the West Wing of the Building (the “Existing Fifth Floor West Wing Premises”),  (ii) approximately 15,267 rentable square feet on the sixth (6th) floor of the West Wing of the Building (the “Existing Sixth Floor West Wing Premises”), (iii) approximately 21,389 rentable square feet of space on the fifth (5th) floor of the East Wing of the Building (the “Existing Fifth Floor East Wing Premises”) and (iv) approximately 15,300 rentable square feet of space on the third floor of the West Wing of the Building (the “Third Floor West Wing Premises”).  The Premises are located in the building commonly known as 55 Cambridge Parkway (the “Building”), having a street address of 55 Cambridge Parkway, Cambridge, MA.  The Premises are outlined on the plans attached to the Lease as Exhibit A and Exhibit A-1.  The land on which the Building is located (the “Land”) is described on Exhibit B.  The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 7(c)).”

(ii)

Effective as of the Sixth Floor East Wing Premises Commencement Date, the first sentence of the definition of “Premises” in the Basic Lease Information Section of the Lease shall be further amended in its entirety to read as follows:

“Premises:

Approximately 88,612 rentable square feet, consisting of (i) 15,267 rentable square feet of space on the fifth (5th) floor of the West Wing of the Building (the “Existing Fifth Floor West Wing Premises”),  (ii) approximately 15,267 rentable square feet on the sixth (6th) floor of the West Wing of the Building (the “Existing Sixth Floor West Wing Premises”), (iii) approximately 21,389 rentable square feet of space on the fifth (5th) floor of the East Wing of the Building (the “Existing Fifth Floor East Wing Premises”),  (iv) approximately 15,300 rentable square feet of space on the third floor of the West Wing of the Building (the “Third Floor West Wing Premises”) and (v) approximately 21,389 rentable square feet of space on the sixth (6th) floor of the East Wing of the Premises (the “Sixth Floor East Wing Premises”).  The Premises are located in the building commonly known as 55 Cambridge Parkway (the “Building”), having a street address of 55 Cambridge Parkway, Cambridge, MA.  The Premises are outlined on the plans attached to the Lease as Exhibit A, Exhibit A-1 and Exhibit A-2.  The land on which the Building is located (the “Land”) is described on Exhibit B.  The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 7(c)).”

(b)	Original Term. As of the Effective Date, the definition of “Original Term” in the Basic Lease Information Section of the Lease is amended in its entirety to read as follows:

“Original

Term:	(a) Existing Fifth Floor West Wing Premises and Existing Sixth Floor West Wing Premises: April 23, 2016 until 5:00 pm local time on January 31, 2025.

(b)  Existing Fifth Floor East Wing Premises:  February 1, 2017 until 5:00 pm local time on January 31, 2025.

(c)  Third Floor West Wing Premises: The period beginning on the Third Floor West Wing Premises Commencement Date and ending at 5:00 pm local time on August 31, 2023.

(d)  Sixth Floor East Wing Premises: The period beginning on the Sixth Floor East Wing Premises Commencement Date and ending at 5:00 pm local time on January 31, 2025.”

(c)

Base Rent Commencement Date.  As of the Effective Date, the definition of “Base Rent Commencement Date” in the Basic Lease Information Section of the Lease shall be amended in its entirety to read as follows:

Existing Sixth Floor West Wing Premises:  September 1, 2016 (the “Existing Sixth Floor West Wing Premises Rent Commencement Date”)

Existing Fifth Floor West Wing Premises:  November 1, 2016 (the “Existing Fifth Floor West Wing Premises Rent Commencement Date”)

Existing Fifth Floor East Wing Premises:   February 1, 2017 (the “Existing Fifth Floor East Wing Premises Rent Commencement Date”)

Third Floor West Wing Premises: The earlier to occur of (i) the date that the Additional Premises Tenant Improvements to the Third Floor West Wing Premises have been Substantially Completed and (ii) that date that is two (2) months after the Third Floor West Wing Premises Commencement Date (such earlier date, the “Third Floor West Wing Premises Rent Commencement Date”).

Sixth Floor East Wing Premises: The earlier to occur of (i) the date that the Additional Premises Tenant Improvements to the Sixth Floor East Wing Premises have been Substantially Completed (as defined in Exhibit B) and (ii) that date that is six (6) months after the Sixth Floor East Wing Premises Commencement Date (such earlier date, the “Sixth Floor East Wing Premises Rent Commencement Date”).

(d)	Base Rent. As of the Effective Date, the definition of “Base Rent” in the Basic Lease Information Section of the Lease shall be amended by adding the following new section at the end thereof:

“*Base Rent for Third Floor West Wing Premises only:

(i) For the period commencing on December 1, 2019 and ending on November 30, 2020:  $1,453,500.00 per annum ($121,125.00 per month);

(ii) For the period commencing on December 1, 2020 and ending on November 30, 2021:  $1,482,570.00 per annum ($123,547.50 per month);

(iii) For the period commencing on December 1, 2021 and ending on November 30, 2022:  $1,512,221.40 per annum ($126,018.45 per month);

(iv) For the period commencing on December 1, 2022 and ending on August 31, 2023:  $1,542,465.83 per annum ($128,538.82 per month); and

(v) Extension Term for Third Floor West Wing Premises (if duly exercised): See Exhibit J to Second Amendment to Lease.

**Base Rent for Sixth Floor East Wing Premises only:

(i) For Sixth Floor East Lease Year 1:  $2,031,955.00 per annum ($169,329.58 per month);

(ii) For Sixth Floor East Lease Year 2:  $2,072,594.10 per annum ($172,716.18 per month);

(iii) For Sixth Floor East Lease Year 3:  $2,114,045.98 per annum ($176,170.50 per month);

(iv) For Sixth Floor East Lease Year 4:  $2,156,326.90 per annum ($179,693.91 per month);

(v) For the period beginning on the first day after the expiration of Sixth Floor East Lease Year 4 and ending on January 31, 2025:

(A)	for the first twelve (12) months of such period: $2,199,453.44 per annum ($183,287.79 per month),

(B)	and if such period is longer than twelve (12) months, the Base Rent for such portion after such twelve (12) months shall be:$2,243,442.51 per annum ($186,953.54 per month); and

(vi) Extension Term for Sixth Floor East Wing Premises (if duly exercised): See Exhibit J to Second Amendment to Lease.

Effective as of December 1, 2022, Base Rent for the Existing Fifth Floor West Wing Premises and the Existing Sixth Floor West Wing Premises shall be as follows:

(i) For the period commencing on December 1, 2022 and ending on November 30, 2023:  $3,078,132.54 per annum ($256,511.05 per month); and

(ii) For the period commencing on December 1, 2023 and ending on November 30, 2024:  $3,139,695.19 per annum ($261,641.27 per month);

(iii)  For the period commencing December 1, 2024 and ending on January 31, 2025: $3,202,489.09  per annum ($266,874.09 per month); and

(iv) Extension Term for Existing Fifth Floor West Wing Premises and Existing Sixth Floor West Wing Premises (if duly exercised): See Exhibit J to Second Amendment to Lease.

Effective as of February 1, 2024, Base Rent for the Existing Fifth Floor East Wing Premises shall be as follows:

(i) For the period commencing on February 1, 2024 and ending on January 31, 2025:  $2,199,430.87 per annum ($183,285.91 per month); and

(ii) Extension Term for Existing Fifth Floor East Wing Premises and Existing Sixth Floor West Wing Premises (if duly exercised): See Exhibit J to Second Amendment to Lease.

*The foregoing anticipates a Third Floor West Wing Premises Rent Commencement Date of December 1, 2019.  In the event the actual Third Floor West Wing Premises Rent Commencement Date is a different date, the rental periods for the Third Floor West Wing Premises shall be adjusted as necessary.

**As used herein, the first “Sixth Floor East Lease Year” shall commence on the Sixth Floor East Wing Premises Rent Commencement Date and end on the day immediately preceding the first anniversary thereof (provided that if the Sixth Floor East Wing Premises Rent Commencement Date does not occur on the first day of a calendar month, the first Sixth Floor East Lease Year shall further include the balance of the calendar month such first anniversary occurs), and each subsequent Sixth Floor East Lease Year shall mean each successive period of twelve (12) calendar months following the first Sixth Floor East Lease Year during the Original Term for the Sixth Floor East Wing Premises, provided that the last period for the Sixth Floor East Wing Premises shall end on the expiration of the Original Term for the Sixth Floor East Wing Premises as set forth above. Upon the determination of the actual Sixth Floor East Wing Premises Rent Commencement Date, the rental periods for the Sixth Floor East Wing Premises shall be adjusted as necessary.”

(e)	Tenant’s Proportionate Share.
(i)

Effective as of the Third Floor West Wing Premises Commencement Date, the definition of “Tenant’s Proportionate Share” in the Basic Lease Information Section of the Lease shall be amended by adding the following new section at the end thereof.

“Tenant’s

Proportionate

Share for Third Floor

West Wing Premises:  5.6%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Third Floor West Wing Premises as stated above by (b) the rentable square feet in the Building at the time a respective charge was incurred, which at the time of execution of that certain Second Amendment to Lease between Landlord and Tenant is 274,235 rentable square feet.”

(ii)

Effective as of the Sixth Floor East Wing Premises Commencement Date, the definition of “Tenant’s Proportionate Share” in the Basic Lease Information Section of the Lease shall be amended by adding the following new section at the end thereof.

“Tenant’s

Proportionate

Share for Sixth Floor

East Wing Premises:  7.8%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Sixth Floor East Wing Premises as stated above by (b) the rentable square feet in the Building at the time a respective charge was incurred, which at the time of execution of that certain Second Amendment to Lease between Landlord and Tenant is 274,235 rentable square feet.”

(f)	Exhibit A.
(i)	Effective as of the Third Floor West Wing Premises Commencement Date, Exhibit A to the Lease shall be amended to include Exhibit A-1 attached hereto.

(ii)	Effective as of the Sixth Floor East Wing Premises Commencement Date, Exhibit A shall be further amended to include Exhibit A-2 attached hereto.

(g)	Parking.

(i)

Effective as of the Third Floor West Wing Premises Commencement Date, Exhibit I of the Lease is hereby amended by deleting the words “seventy-two (72) parking spaces” and by substituting the words “ninety-four (94) parking spaces” therefor.

(ii)

Effective as of the Sixth Floor East Wing Premises Commencement Date, Exhibit I of the Lease shall be further amended by deleting the words “ninety-four (94) parking spaces” and by substituting the words “one hundred twenty-four (124) parking spaces” therefor.

Upon the effective date of each such increase in the number of parking spaces as set forth above, Tenant shall be obligated to pay Landlord the Parking Charges for the maximum amount of spaces available to Tenant as set forth above, regardless of whether Tenant or any invitees, employees or contractors actually use such spaces.

(h)

Extension Option. Section 1 (Extension Option) of Exhibit J to the Lease is hereby deleted in its entirety and is replaced with the Extension Option set forth on Exhibit J attached hereto. Additionally, Exhibit D of the First Amendment is hereby deleted in its entirety and shall be of no further force or effect.

5.

Additional Regulations.  The parties acknowledge that the expansion of the Premises hereunder will result in increased deliveries (including meal deliveries) to Tenant and disposals from the Premises, and increased maintenance and janitorial tasks for the Premises and the Building.  Accordingly, in furtherance of Tenant’s existing obligations under the Lease to maintain and repair the Premises, clean all food-service areas, prevent undue burden on Landlord’s standard janitorial services, and properly dispose of refuse generated by Tenant, effective as of the Third Floor West Wing Premises Commencement Date, Tenant shall be subject to the following additional requirements and regulations:

(i)	Tenant shall contract directly, at Tenant’s sole cost and expense, with the base building cleaning company to retain a day porter for the Premises (as expanded hereunder);
(ii)

In connection with Tenant’s obligation not to unreasonably interfere with other tenants or with Landlord in its management of the Building, Tenant agrees to reasonably cooperate with Landlord in connection with establishing reasonable protocols to coordinate and manage Tenant’s deliveries and disposals;

(iii)

Tenant shall enter into a facilities maintenance contract with a third party (DENS Facility Services or equivalent) for the performance of Tenant’s repair and maintenance responsibilities under the Lease with respect to the plumbing, electrical, lighting, carpentry and painting within the Premises; and

(iv)

Tenant and Landlord agree to reasonably cooperate with each other to coordinate and manage Tenant’s deliveries to the Building, including deliveries of meals, snacks, drinks (including alcohol) and any other consumables, in an efficient manner that does not unreasonably interfere with other tenants or with Landlord; and to facilitate such efforts, Tenant shall deliver to Landlord, upon request from Landlord from time to time, a list of Tenant’s preferred vendors for common deliverables and a general schedule of the customary days and times for such deliveries.

In addition, Landlord intends to furnish a micromobility storage area in the parking garage for the Building for the non-exclusive use of the Building tenants and occupants (the “Micromobility Storage Area”).  Upon completion of such Micromobility Storage Area, Tenant shall be required, and shall cause its employees, to store all bicycles, scooters, segways, skateboards, hoverboards, and any other non-automobile forms of individual transportation in such Micromobility Storage Area.  The foregoing storage requirement shall constitute a part of the rules and regulations for the Building and shall be applicable to all tenants and occupants of the Building.

6.Broker.  Landlord and Tenant hereby represent and warrant to each other that, other than CBRE and Lincoln Property Company (the “Brokers”), neither has dealt with any real estate broker or agent in connection with the procurement of this Amendment.  Other than the Brokers, whose commissions shall be payable by Landlord pursuant to a separate agreement, Tenant shall indemnify and hold Landlord harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with the procurement of this Amendment because of any act or statement by Tenant.

7.Ratification of Lease Provisions; Estoppel.  Except as otherwise expressly amended, modified and provided for in this Amendment, Landlord and Tenant hereby ratify all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect. Landlord and Tenant each acknowledge that, to each party’s knowledge (but without investigation or inquiry), as of the date hereof the other is not in any material default under the terms of the Lease.

8.Entire Amendment.  This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

9.Binding Amendment.  This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

10.Amendment to Notice of Lease.  Upon request by Tenant, Landlord shall execute an amendment to the Notice of Lease that references the Lease and that was previously recorded with the Middlesex South District Registry of Deeds, which amendment shall reflect Tenant’s leasing of the Sixth Floor East Wing Premises and the Third Floor West Wing Premises.

11.Governing Law.  This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.

12.Authority; Landlord’s Representation Regarding Mortgages And Primary Leases.  Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.  Landlord represents and warrants that, as of the Effective Date, there are no Mortgages or Primary Leases encumbering the Building.

13.No Reservation.  Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Amendment shall not be effective until execution and delivery by each of the parties hereto.

14.Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An electronic mail or facsimile version of an executed original of this Amendment shall be deemed an original, and each of the parties hereto intends to be bound by an electronic mail or facsimile version of a fully-executed original hereof or of an electronic mail or facsimile version of executed counterpart originals hereof.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED under seal as of the date first above written.

LANDLORD:

55 CAMBRIDGE PARKWAY, LLC,
a Delaware limited liability company

By:	Invesco ICRE Massachusetts REIT Holdings, LLC, its sole member

	By:	/s/ Peter Feinberg
	Name:	Peter Feinberg
	Title:	Vice President

TENANT:

CARGURUS, INC.,
a Delaware corporation

By:	/s/ Jason Trevisan
	Name:	Jason Trevisan
	Title:	CFO

EXHIBIT A-1

Outline Plan of Third Floor West Wing Premises

Exhibit A-1 is intended only to show the general outline of the Third Floor West Wing Premises as of the Third Floor West Wing Premises Commencement Date.  The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist.  Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease (as amended) with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations.  It is not to be scaled; any measurements or distances shown should be taken as approximate.  The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Premises.

[See Attached Plan]

EXHIBIT A-2

Outline Plan of Sixth Floor East Wing Premises

Exhibit A-2 is intended only to show the general outline of the Sixth Floor East Wing Premises as of the Sixth Floor East Wing Premises Commencement Date.  The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist.  Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease (as amended) with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations.  It is not to be scaled; any measurements or distances shown should be taken as approximate.  The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Premises.

[See Attached Plan]

EXHIBIT B

ADDITIONAL PREMISES TENANT IMPROVEMENTS: LANDLORD’S ADDITIONAL PREMISES ALLOWANCE

This Exhibit B forms a part of that certain Second Amendment to Lease (the “Amendment”) by and between 55 Cambridge Parkway, LLC, a Delaware limited liability company (“Landlord”), and CarGurus, Inc., a Delaware corporation (“Tenant”), to which this Exhibit is attached.  If there is any conflict between this Exhibit and the Lease regarding the construction of the Additional Premises Tenant Improvements (hereinafter defined), this Exhibit shall govern.  All capitalized terms referred to in this Exhibit shall have the same meaning provided in the Lease, except where expressly provided to the contrary in this Exhibit.

ARTICLE 1 DEFINITIONS

1.	Additional Definitions. Each of the following terms shall have the following meaning:

Architect:  The architectural firm selected by Tenant and approved by Landlord in its good faith discretion to prepare the “Preliminary Plans” and “Final Plans” (as such terms are hereinafter defined).

Contractor:  The general contractor selected by Tenant and approved by Landlord in its sole and absolute discretion to construct the Additional Premises Tenant Improvements. Landlord shall have the right to require any contractor or subcontractor performing work at the Building to employ union labor, and any construction manager utilized by Tenant to be a union-associated construction manager. The general contractor must be licensed and bondable in the Commonwealth of Massachusetts.  Tenant may request that Landlord approve three (3) or more Contractors prior to competitive bidding, in which case Tenant may select any one of the Contractors approved by Landlord.

Construction Contract:  The construction contract to be entered into by Tenant and its Contractor in form, scope and substance satisfactory to Tenant.

Landlord’s Third Floor West Wing Premises Allowance:  A total amount equal to Two Hundred Twenty-Nine Thousand Five Hundred and No/100 Dollars ($229,500.00) to be paid by Landlord for the Construction Costs for the Additional Premises Tenant Improvements for the Third Floor West Wing Premises, as provided in this Exhibit.  Any unused portion of Landlord’s Third Floor West Wing Premises Allowance shall remain the property of Landlord, and Tenant shall have no interest in said funds. Landlord’s Third Floor West Wing Premises Allowance under this Exhibit may only be used for Additional Premises Tenant Improvements for the Third Floor West Wing Premises; provided, however, that Tenant shall have the right to apply any unused portion of the Third Floor West Wing Premises Allowance toward the Construction Costs for the Additional Premises Tenant Improvements for the Sixth Floor East Wing Premises.

Landlord’s Sixth Floor East Wing Premises Allowance:  A total amount equal to One Million One Hundred Seventy-Six Thousand Three Hundred Ninety-Five and No/100 Dollars ($1,176,395.00) to be paid by Landlord for the Construction Costs for the Additional Premises Tenant Improvements for the Sixth Floor East Wing Premises, as provided in this Exhibit.  Any unused portion of Landlord’s Sixth Floor East Wing Premises Allowance shall remain the property of Landlord, and Tenant shall have no interest in said funds.  Landlord’s Sixth Floor East Wing Premises Allowance under this Exhibit may only be used for Additional Premises Tenant Improvements for the Sixth Floor East Wing Premises; provided, however, that Tenant shall have the right to apply any unused portion fo the Sixth Floor East Wing Premises Allowance toward the Construction Costs for the Additional Premises Tenant Improvements for the Third Floor West Wing Premises.  The Landlord’s Sixth Floor East Wing Premises Allowance and the Landlord’s Third Floor West Wing Premises Allowance are hereinafter referred to collectively as the “Additional Premises Allowance”.

Substantial Completion, Substantially Complete, and Substantially Completed (or similar phrase):  The foregoing shall mean when the following have occurred or would have occurred with respect to the Additional Premises Tenant Improvements for the Third Floor West Wing Premises or the Additional Premises Tenant Improvements for the Sixth Floor East Wing Premises, as applicable, but for any delay cause by Tenant:

(a)Tenant has delivered to Landlord a certificate from the Architect, in a form reasonably approved by Landlord, that the Additional Premises Tenant Improvements for the Third Floor West Wing Premises or the Sixth Floor East Wing Premises, as applicable, have been Substantially Completed substantially in accordance with the Final Plans, except for “punch list” items which may be completed within thirty (30) days following the completion of the applicable punchlist pursuant to Section 4.2 below without impairing Tenant’s use of the applicable Premises or a material portion thereof, and Landlord has approved of the work in its sole and absolute discretion; and

(b)Tenant has (i) with respect to the Third Floor West Wing Premises, obtained from the appropriate governmental authority a final certificate of occupancy (or all building permits with all inspections approved or the equivalent) (a “Certificate of Occupancy”) and all other approvals and permits for the Third Floor West Wing Premises permitting Tenant’s occupancy and use of the Third Floor West Wing Premises for the Permitted Use under the Lease, and (ii) with respect to the Sixth Floor East Wing Premises, obtained from the appropriate governmental authority a Certificate of Occupancy and all other approvals and permits for the Sixth Floor East Wing Premises permitting Tenant’s occupancy and use of the Sixth Floor East Wing Premises for the Permitted Use under the Lease.

Additional Premises Tenant Improvements:  The improvements to be constructed in the Third Floor West Wing Premises and the Sixth Floor East Wing Premises in accordance with the Final Plans.  Said work shall include architectural, mechanical and electrical work and life safety systems, and shall be in accordance with the criteria, procedures and schedules referred to in this Exhibit.  The Additional Premises Tenant Improvements shall comply in all respects with all applicable Laws.

Construction Costs:  All costs, expenses, fees, taxes and charges to construct the Additional Premises Tenant Improvements, including, without limitation, the following:

(1)	surveys, reports, environmental and other tests and investigations of the site and any improvements thereon;

(2)architectural and engineering fees;

(3)labor, materials, equipment and fixtures supplied by the Contractor, its subcontractors and/or materialmen, including, without limitation, charges for a job superintendent and project representative;

(4)the furnishing and installation of all heating, ventilation and air conditioning duct work, terminal boxes, distributing defusers and accessories required for completing the heating, ventilation and air-conditioning system in the Additional Premises, including costs of meter and key control for after-hour usage, if required by Landlord;

(5)all electrical circuits, wiring, lighting fixtures, data cabling and tube outlets furnished and installed throughout the Additional Premises, including costs of meters;

(6)all window and floor coverings in the Additional Premises, including, without limitation, all treatment and preparatory work required for the installation of floor coverings over the concrete or other structural floor;

(7)all fire and life safety control systems, such as fire walls, wiring and accessories installed within the Additional Premises;

(8)all plumbing, fixtures, pipes and accessories installed within the Additional Premises;

(9)fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and approvals and plan checks) required for the work in the Additional Premises;

(10)all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the Additional Premises Tenant Improvements; and

(11)all costs and expenses incurred to comply with all Laws of any governmental authority for any work at the Additional Premises in order to construct the Additional Premises Tenant Improvements.

The term “Construction Costs” under this Exhibit shall not include (i) any fees, costs, expenses, compensation or other consideration payable to Tenant, or any of its officers, directors, employees or affiliates or (ii) the cost of any of Tenant’s furniture, artifacts, trade fixtures, telephone and computer systems and related facilities except as provided for above in clause (5), or equipment.  Any fees or costs referred to in clauses (i) through (ii) above shall be paid by Tenant without resort to the Additional Premises Allowance.

ARTICLE 2 CONSTRUCTION OF ADDITIONAL PREMISES TENANT IMPROVEMENTS

2.1Preparation of Plans.

(a)Preliminary Plans.  As soon as is reasonably possible after the date of the Amendment, Tenant shall submit to its Architect all additional information, including occupancy requirements for the Additional Premises (“Information”), necessary to enable the Architect to prepare preliminary plans for the Additional Premises Tenant Improvements showing, among other things, all demising walls, corridors, entrances, exits, doors, interior design and partition, and the locations of all display and storage rooms and bathrooms.  As soon as is commercially reasonable after the date hereof, Tenant shall cause the Architect to prepare preliminary plans for the Additional Premises Tenant Improvements and shall deliver two copies of same to Landlord for its review and written approval in its good faith discretion.  Within ten (10) days after receipt of the preliminary plans, Landlord shall notify Tenant in writing that (i) Landlord approves of such preliminary plans or (ii) Landlord disapproves of such preliminary plans, the basis for disapproval and the changes requested by Landlord.  Tenant shall cause the preliminary plans to be revised and shall submit the revised plans to Landlord for its review and approval as provided in this section.  After approval of the preliminary plans as provided above, the preliminary plans shall be referred to as the “Preliminary Plans.”

(b)Final Plans.  Tenant shall cause the Architect to prepare final working drawings, which shall be consistent with the Preliminary Plans, compatible with the design, construction and equipment of the Building, comply with all applicable Laws, capable of logical measurement and construction, and contain all such information as may be required for obtaining all permits and other governmental approvals for the construction of the Additional Premises Tenant Improvements (the “Working Drawings”).  As soon as is commercially reasonable after the Preliminary Plans are approved by the parties as provided above, Tenant shall submit two copies of the Working Drawings to Landlord for its review and approval in its good faith discretion.  Within ten (10) days after receipt of the Working Drawings, Landlord shall notify Tenant in writing that (i) Landlord approves of such Working Drawings, or (ii) Landlord disapproves of such Working Drawings, the basis for disapproval and the changes requested by Landlord.  Tenant shall cause the Working Drawings to be revised and shall submit the revised Working Drawings to Landlord for its review and approval as provided in this section.  The Working Drawings approved in writing by the parties shall be referred to as the “Final Plans.”

(c)General.  It is the responsibility of Tenant to assure that the Final Plans and the Additional Premises Tenant Improvements constructed thereunder conform to all applicable Laws.  Tenant shall submit to Landlord one (1) reproducible and four (4) prints of the Final Plans and, if applicable, an electronic unlocked version in CAD format.

2.2Selection and Approval of Certain Contractors.  Any subcontractor performing any work on the life safety or alarm systems or work affecting the roof shall be subject to Landlord’s prior written approval in its sole and absolute discretion and Landlord may require the Tenant use Landlord’s contractor or a specific subcontractor for any such work.  Landlord shall provide written notice of approval or disapproval within five (5) Business Days after Tenant’s request for such approval.  The construction contract shall require, among other things, that the Contractor (a) obtain and deliver to Landlord evidence of insurance required by Landlord, (b) execute, obtain and deliver to Tenant within ten (10) days after the date of Substantial Completion lien waivers from the Contractor and all of its subcontractors holding contracts in excess of $10,000 ("Major Subcontractors") and suppliers holding contracts in excess of $10,000, and (c) monthly progress payments, with a ten percent (10%) retention until the construction is fifty (50%) complete.

2.3Information Provided by Landlord.  Acceptance or approval of any plan, drawing or specification, including, without limitation, the Preliminary Plans and the Final Plans, by Landlord shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of such plans and materials and Tenant shall be solely responsible therefor.  Tenant agrees and understands that the review of all plans pursuant to the Lease or this Exhibit by Landlord is to protect the interests of Landlord in the Building, and Landlord shall not be the guarantor of, nor be responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with applicable Laws.  Any information that may have been furnished to Tenant by Landlord or others about the mechanical, electrical, structural, plumbing or geological (including soil and sub-soil) characteristics of the Building or Project (hereinafter referred to as the “Site Characteristics”) are for Tenant’s convenience only, and Landlord does not represent or warrant that the Site Characteristics are accurate, complete or correct or that the Site Characteristics are as indicated.  Any information that has been furnished by Landlord to Tenant has been delivered on the expressed condition and understanding that Tenant will independently verify whether such information is accurate, complete or correct and not rely on such information provided by Landlord.

2.4No Responsibility of Landlord.  Landlord’s approval of any plans, including, without limitation, the Preliminary  Plans or the Final Plans, shall not:  (i) constitute an opinion or agreement by Landlord that such plans and Additional Premises Tenant Improvements are in compliance with all applicable Laws, (ii) impose any present or future liability on Landlord, including, without limitation, with respect to the Building’s Structure and/or Building’s Systems; (iii) constitute a waiver of Landlord’s rights hereunder or under the Lease or this Exhibit except that Landlord shall be bound by any approval given in accordance with the Lease or this Exhibit; (iv) impose on Landlord any responsibility for a design and/or construction defect or fault in the Additional Premises Tenant Improvements; or (v) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof.

2.5Changes.  After approval of the Preliminary Plans or Final Plans by Landlord and Tenant, any changes in the Preliminary Plans or Final Plans shall require the prior written consent of Landlord  which shall not be unreasonably withheld, delayed or conditioned  and the parties shall follow the same process as was required under Section 2.1 for approval of plans.  Any change requested by Tenant that is approved in writing by Landlord shall be prepared by the Architect and shall be subject to the review and approval of Landlord’s architect which shall not be unreasonably withheld, delayed or conditioned.  The cost of such changes, including the cost to revise such plans, obtain any additional permits and construct any additional improvements required as a result thereof, and the cost for materials and labor, shall be included as part of the Construction Costs for the Additional Premises Tenant Improvements.

2.6Construction Budget for Additional Premises Tenant Improvements.  After approval of the Final Plans for each of the Third Floor West Wing Premises and the Sixth Floor East Wing Premises, as applicable, by Landlord and Tenant as provided above, Tenant shall prepare a detailed estimate of the Construction Costs for such Additional Premises Tenant Improvements (the “Construction Budget”).  Tenant shall deliver a copy of the Construction Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

2.7Building Permits and Approvals.  Not later than fifteen (15) days after approval by Landlord and Tenant of the Final Plans and Construction Budget for the Third Floor West Wing Premises or the Sixth Floor East Wing Premises, as applicable, as provided above, Tenant or its Contractor shall submit such Final Plans to the appropriate governmental body for plan checking and all building permits and other governmental and quasi-governmental approvals.

2.8Conduct of Work.  Tenant shall confine the construction activity to within the Additional Premises as much as possible and shall work in an orderly manner removing trash and debris from the Additional Premises on a daily basis.  At no time will pipes, wires, boards or other construction materials cross public areas where harm could be caused to the public.  All such work shall be undertaken in strict compliance with all applicable Laws and this Lease.  If Tenant fails to comply with these requirements, Landlord shall have the right, but not the obligation, to cause remedial action (at Tenant’s cost) as deemed necessary by Landlord to protect the public.  Tenant shall complete construction of the Additional Premises Tenant Improvements free and clear of all liens, security interests and encumbrances of any kind.

(a)Pre-construction Submittals to Landlord.    Prior to the commencement of construction in the Third Floor West Wing Premises or the Sixth Floor East Wing Premises, as applicable, Tenant shall submit the following items to Landlord:

(1)A certificate setting forth the proposed commencement date of construction and the estimated completion dates of the construction work, fixturing work and projected date of Substantial Completion for the Third Floor West Wing Premises or the Sixth Floor East Wing Premises, as applicable;

(2)Certificates of all insurance required under the Lease and this Exhibit; and

(3)Copies of all building permits, and all other permits and approvals required by governmental agencies to construct the applicable Additional Premises Tenant Improvements;

(b)Delays.  Tenant shall, with reasonable diligence, prosecute construction of the Additional Premises Tenant Improvements to complete all work in the Third Floor West Wing Premises and the Sixth Floor East Wing Premises by the applicable Rent Commencement Date.  Any delay in completing such work, including any delay as a result of governmental delays, force majeure and other events beyond the control of Tenant, excepting only acts or failures to act of Landlord or persons claiming under Landlord shall not extend or delay the time for the commencement of payment Rent or any other sum under the Lease.

(c)Correction of Work.  Landlord may reject any portion of the Additional Premises Tenant Improvements which is not in material conformity with the Final Plans.  Landlord shall not be responsible for correcting the portions of the Additional Premises Tenant Improvements which were defective or not in compliance with the Final Plans; all such work shall be the responsibility of Tenant at its sole cost and expense.

2.9Copy of Record set of Plans.  At the conclusion of construction for each of the Third Floor West Wing Premises and the Sixth Floor East Wing Premises: (i) Tenant shall cause the Architect and Contractor (A) to update the applicable Final Plans as necessary to reflect all changes made to such Final Plans during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a Certificate of Occupancy for the Third Floor West Wing Premises or the Sixth Floor East Wing Premises, as applicable; and (ii) Tenant shall deliver to Landlord a copy of all signed building permits and certificates of occupancy, and all warranties, guaranties, and operating manuals and information relating to the improvements, equipment and systems in the Third Floor West Wing Premises or the Sixth Floor East Wing Premises, as applicable.

2.10Tenant’s Parties and Insurance.  The Contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant collectively shall be referred to in this Exhibit C as “Tenant’s Parties”.

(a)Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Parties, or any one directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Additional Premises Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

(b)Requirements of Tenant’s Parties.  Each of Tenant’s Parties shall guarantee to Tenant and shall be requested to also guarantee for the benefit of Landlord that the portion of the Additional Premises Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s Parties shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the date when the Additional Premises Tenant Improvements have been Substantially Completed.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Additional Premises Tenant Improvements, and/or the Building and/or Common Areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to material or workmanship of or with respect to the Additional Premises Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of   Tenant and shall be requested to inure to the benefit of Landlord, as their respective interests may appear, so as to be directly enforced by either.

(c)Insurance Requirements.  In addition to the insurance requirements set forth in the Lease, Tenant shall comply with the following requirements:

(1)General Coverages.  All of Tenant’s Parties shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(2)Special Coverage.  Tenant's Contractor, or in the case of a construction management contract Tenant's Major Subcontractors shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Additional Premises Tenant Improvements, and such other insurance as Landlord may require.  Such insurance shall be in amounts and shall include such extended coverage endorsements including the requirement that all of Tenant’s Parties shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(3)General Terms.  Certificates for all insurance carried pursuant to the foregoing sections shall be delivered to Landlord before the commencement of construction of the Additional Premises Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Additional Premises Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  Tenant’s Parties shall maintain all of the foregoing insurance coverage in force until the Additional Premises Tenant Improvements are fully completed except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for six (6) years following completion of the work and acceptance by Landlord and Tenant.  All policies carried under this section shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Parties.  All insurance, except Workers’ Compensation, maintained by Tenant’s Parties shall preclude or waive subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease or this Exhibit.

2.11Labor Matters.  Tenant shall perform or cause Tenant’s Contractor to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work or delivery service or any other services in the Project.  In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute caused by Tenant's Contractor, Tenant shall immediately undertake such actions as may be necessary to eliminate such dispute or potential dispute, including, but not limited to, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking an injunction in the event of a breach of contract between Tenant and Tenant’s contractor, and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.  Without limiting the generality of the foregoing, Landlord shall have the right to require any contractor or subcontractor performing work at the Building to employ union labor, and any construction manager utilized by Tenant to be a union-associated construction manager.

2.12Temporary Facilities During Construction.  Tenant shall obtain in its name and pay for all temporary utility facilities, and the removal of debris, as necessary and required in connection with the construction of the Additional Premises Tenant Improvements.  Storage of Tenant’s contractors’ construction material, tools, equipment and debris shall be confined to the Premises and any other areas which may be designated for such purposes by Landlord.  Landlord shall not be responsible for any loss or damage to Tenant’s and/or Tenant’s contractors’ equipment.  In no event shall any materials or debris be stored in the malls or service or exit corridors of the Project.

2.13Miscellaneous.  The Additional Premises Tenant Improvements shall be subject to the inspection and approval of Landlord and its supervisory personnel.  All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship.

2.14Construction Management Fee.  Landlord, or an agent of Landlord, shall provide construction management services in connection with the construction of the Additional Premises Tenant Improvements and the change orders.  Such construction management services shall be performed for a fee (the “Construction Management Fee”) equal to one percent (1%) of the amount of the Additional Premises Allowance, including the costs of any permits and approvals associated therewith.    Landlord shall deduct from Landlord’s Sixth Floor East Wing Premises Allowance and Landlord’s Third Floor West Wing Premises Allowance, on a pro rata basis, and pay its agent the amount of Construction Management Fee on a monthly basis prorated over the duration of construction of the Additional Premises Tenant Improvements.  Tenant shall be responsible for payment of the Construction Management Fee to the extent Construction Costs exceed the Additional Premises Allowance.

ARTICLE 3 PAYMENT OF CONSTRUCTION COSTS

3.1Payment of Construction Costs.   Tenant shall pay for the Construction Costs for the Additional Premises Tenant Improvements, except as provided in the next sentence.  Landlord shall only be responsible to Tenant for payment of the Construction Costs for the Additional Premises Tenant Improvements up to the lesser of the (a) actual Construction Costs for the Additional Premises Tenant Improvements for the Sixth Floor East Wing Premises and the Third Floor West Wing Premises, and (b) the amount of the Additional Premises Allowance (the lesser thereof shall be referred to herein as “Landlord’s Maximum Construction Cost Obligation”). If the aggregate Construction Costs for the Additional Premises Tenant Improvements are greater than Landlord’s Maximum Construction Cost Obligation, then Tenant shall be solely responsible for such additional costs above Landlord’s Maximum Construction Cost Obligation.

3.2Payment By Landlord of Landlord’s Allowance.

(a)Payment by Landlord of Landlord’s Allowance.  So long as there shall not then be an Event of Default of Tenant under the Lease and the below conditions for each installment of the Landlord’s Sixth Floor East Wing Premises Allowance and the Landlord’s Third Floor West Wing Premises Allowance are satisfied as set forth below, the Landlord’s Sixth Floor East Wing Premises Allowance and the Landlord’s Third Floor West Wing Premises Allowance shall be disbursed by Landlord, based upon requests for payment submitted by Tenant upon receipt of then appropriate invoices and forms required and submitted by Tenant not more often than once per month (except if applicable, in the case of the final disbursement of the Landlord’s Sixth Floor East Wing Premises Allowance or the Landlord’s Third Floor West Wing Premises Allowance); provided, however, that in no event shall Landlord be obligated to disburse to Tenant in the aggregate for Construction Costs for the Additional Premises Tenant Improvements more than Landlord’s Maximum Construction Cost Obligation.  Each request for payment by Tenant shall be accompanied by a written certification satisfactory to Landlord by the Architect that all work up to the date of the request for payment has been completed in accordance with the Schedule of Values contained in Tenant’s construction contract(s) with the Contractor, along with releases (partial or complete) of liens from all of Tenant’s contractors and subcontractors for all work performed and materials furnished up to the date of Tenant’s immediately prior request for payment (and Tenant’s final request for payment shall also be accompanied by the applicable items required below under clause (b) of this Section 3.2 below), along with any other supporting documentation reasonably required by Landlord in connection therewith and the calculation of retainage provided for in the construction contract.  Upon receipt of each applicable complete payment request by Tenant, Landlord shall pay to Tenant, within twenty-one (21) days after submission of such complete payment request to Landlord, the amount of such request for payment; provided, however, that Landlord’s aggregate obligation to pay for such requests for payment shall in no event exceed Landlord’s Maximum Construction Cost Obligation, less any retainage withheld pursuant to the Construction Contract.  Upon final completion of the Additional Premises Tenant Improvements for each of the Sixth Floor East Wing Premises and the Third Floor West Wing Premises, as applicable, and receipt by Landlord of the items required under clause (b) of this Section 3.2 below, Landlord shall pay to Tenant, within twenty-one (21) days following Tenant’s written request, the remaining unadvanced retainage portion of Landlord’s Maximum Construction Cost Obligation; provided, however, that the retainage shall not have to be released by Landlord until the punchlist items have been completed as provided in Section 4.2 below.  Any and all costs for the construction of the Additional Premises Tenant Improvements in excess of the Landlord’s Maximum Construction Cost Obligation shall be paid by Tenant to the Contractor and other applicable contractors, subcontractors, and material suppliers.  Landlord reserves the right to make any payment (or portion thereof) of Landlord’s Maximum Construction Cost Obligation payable jointly to Tenant and the Contractor (or subcontractor or supplier) or directly to the Contractor or any subcontractor or supplier.

(b)The final disbursement of Landlord’s Sixth Floor East Wing Premises Allowance and the final disbursement of the Landlord’s Third Floor West Wing Premsies Allowance by Landlord each shall be subject to Tenant delivering to Landlord:  (i) the applicable final Certificate of Occupancy for the Sixth Floor East Wing Premises or the Third Floor West Wing Premises, as applicable, (ii) copies of all applicable building permits and inspection approvals reflecting final sign-off by the local governmental authority with respect to the applicable Additional Premises Tenant Improvements, (iii) a copy of the as-built Final Plans for the such Additional Premises Tenant Improvements, (iv) such Additional Premises Tenant Improvements and Tenant’s furniture, fixture and equipment in the the Sixth Floor East Wing Premises or the Third Floor West Wing Premises, as applicable, (v) receipt  of the Architect’s certificate for such Additional Premises Tenant Improvements referred to in the definition of Substantial Completion in this Exhibit.

(c)In no event shall Landlord be obligated to reimburse any portion of the Landlord’s Maximum Construction Cost Obligation that Tenant requests from Landlord after the date that is twelve (12) months after the Sixth Floor East Wing Premises Commencement Date.

ARTICLE 4 GENERAL PROVISIONS

4.1Bonds.  Upon the request of Landlord prior to commencing construction of the Additional Premises Tenant Improvements, Tenant shall deliver to Landlord certified copies of a payment and performance bond issued by a surety company authorized to do business in the Commonwealth of Massachusetts   in a principal amount not less than the full amount of the Construction Costs, issued on behalf of Tenant’s Contractor, naming Tenant and Landlord (and if requested by Landlord, Landlord’s Mortgagee under any Mortgage or other financing instrument affecting the Project or any portion thereof) as dual obligees.  Notwithstanding the delivery by Tenant of such bond, Tenant shall pay promptly for all labor and materials supplied to Tenant in connection with the construction of the Additional Premises Tenant Improvements, shall not cause or permit any liens for such labor or materials to attach to the Land or the Building, and shall bond or discharge any such lien which may be filed or recorded except for any lien caused by any action of Landlord or any person claiming under Landlord within fifteen (15) days after Tenant receives actual notice of such filing or recording.

4.2Completion of Punchlist Items.  In or within seven (7) Business Days following Substantial Completion of the Additional Premises Tenant Improvements for each of the Sixth Floor East Wing Premises and the Third Floor West Wing Premises, as applicable, the parties shall schedule a meeting(s) to jointly inspect the Sixth Floor East Wing Premises or the Third Floor West Wing Premises, as applicable, and the applicable Additional Premises Tenant Improvements in order to identify those incomplete items or unfinished details that will be part of the punch list for such Additional Premises Tenant Improvements.  Such punch list items shall be completed by Tenant as soon as practicable thereafter and in any event not later than thirty (30) days following the completion of the applicable punchlist (except for such item(s) that, by its nature or due to circumstances beyond the reasonable control of the party charged with doing such work, cannot be completed within such 30 day period).

4.3Tenant’s Representative.  Tenant hereby authorizes Kevin Rockett, as Tenant’s representative to act on its behalf and represents its interests with respect to all matters which pertain to the construction of Additional Premises Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters.

EXHIBIT C

INVENTORY OF MEDIAMATH FURNITURE

EXHIBIT J

EXTENSION OPTION

1. Extension Option

So long as there shall not then be an Event of Default under this Lease, Tenant may extend this Lease with respect to one of the following (the “Extension Premises”): (a) the Third Floor West Wing Premises, (b) the Existing Fifth Floor West Wing Premises, the Existing Sixth Floor West Wing Premises, the Existing Fifth Floor East Wing Premises and the Sixth Floor East Wing Premises, (c) the Existing Fifth Floor West Wing Premises and the Existing Sixth Floor West Wing Premises, (d) the Existing Fifth Floor East Wing Premises and the Sixth Floor East Wing Premises; for one (1) additional period of five (5) years (the “Extension Term”), by delivering written notice of the exercise thereof to Landlord not later than fifteen (15) months (nor earlier than eighteen (18) months) before the expiration of the Original Term therefor.  The Base Rent payable for each month during the Extension Term shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of the Extension Term, for renewals of space in Cambridge, Massachusetts of equivalent quality, size, utility and location, taking into account prevailing concessions including, but not be limited to, tenant improvements, tenant improvement allowances, rental abatement, the length of the Extension Term, size of the premises, condition of the premises, escalation charges, location of the premises, location and age of the building, free rent periods, brokerage commissions and lease term.  Within fourteen (14) days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered.  Tenant shall, within twenty-one (21) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate (“Tenant Notice”).  If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the Extension Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term for the Extension Premises on the same terms provided in this Lease, except as follows:

(a)Base Rent shall be adjusted to the Prevailing Rental Rate;

(b)Tenant shall have no further extension option unless expressly granted by Landlord in writing; and

(c)Landlord shall lease to Tenant the Extension Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, then the Base Rent payable for each month during the Extension Term (“Fair Market Rent”) shall be established by appraisal in the following manner.  By not later than the thirtieth (30th) day after the Tenant Notice, Landlord and Tenant shall each appoint one (1) qualified appraiser (as hereinafter defined) and the two (2) qualified appraisers so appointed shall determine the Fair Market Rent within thirty (30) days following their appointment.  As used herein, the term “qualified appraiser” shall mean any independent person (a) who is employed by an appraisal or brokerage firm of recognized competence in the greater Boston area and (b) who has not less than ten (10) years’ experience in commercial office leasing with respect to, or in appraising and valuing properties of, the general location, type and character as the Premises.  If either Landlord or Tenant fails to appoint a qualified appraiser within said thirty (30) day period, then the other party shall have the power to appoint the qualified appraiser for the defaulting party.  If said qualified appraisers are unable to agree on the Fair Market Rent within said thirty (30) day period, then they jointly shall appoint a third qualified appraiser within ten (10) days of the expiration of such thirty (30) day period.  If the first two appraisers shall fail to appoint a third appraiser within such ten (10) day period, either appraiser may request the President of the Boston Bar Association to appoint the third appraiser.  Within thirty (30) days after the appointment of the third appraiser, all three qualified appraisers shall meet and determine the Fair Market Rent.  If all three qualified appraisers are unable unanimously to agree upon the Fair Market Rent, then the first two qualified appraisers simultaneously shall deliver their final Fair Market Rent numbers to the third qualified appraiser, and the third qualified appraiser shall select the number as the Fair Market Rent number that is closest to the Fair Market Rent number determined by the third appraiser, and the Fair Market Rent so selected shall be conclusive and binding upon the Landlord and Tenant.  Each party shall bear the cost of its qualified appraiser, and the cost of the third qualified appraiser shall be borne equally between the parties.  Until such time as the Fair Market Rent is so determined, from and after the commencement date of the Extension Term, Tenant shall pay Base Rent at the average of Landlord’s and Tenant’s appraisers’ designations of fair market rent, with an appropriate retroactive adjustment once the Fair Market Rent has been determined.

Tenant’s rights under this Exhibit J shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets more than fifty percent (50%) of the Premises leased under this Second Amendment, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.